Exhibit 11.1-Statement of Computation of Per Share Earnings

                                                 2,004          2,003           2002
                                              -----------------------------------------
BASIC:

Average shares outstanding                     86,446,670     56,800,676     49,880,494

Net loss applicable
   to Common Shares                           (71,120,772)    (1,862,412)     1,578,108
                                              -----------------------------------------
Per share amount                                    (0.82)         (0.03)          0.03
                                              =========================================

FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                86,446,670     56,800,676     49,880,494

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                  2,527,845      2,560,582      2,685,171

Floating convertible debenture                  1,149,054      1,500,000      1,500,000

Shares outstanding                             90,123,569     60,861,258     54,065,665
                                              -----------------------------------------

Net income(loss)                              (71,120,772)    (1,862,412)     1,578,108

Interest on Floating Convertible Debenture,
  net of taxes                                    268,572        201,758        201,368

Net income (loss) for fully diluted
   calculation                                (70,852,200)    (1,660,654)     1,779,476
                                              -----------------------------------------

                                              -----------------------------------------
Per share amount                                    (0.79)         (0.03)          0.03
                                              =========================================

                                             For nine months ended March 31,
                                             -------------------------------
                                                  2004           2003
                                              -----------    -----------
BASIC:
Average shares outstanding                     74,066,341     52,121,619

Net income(loss) applicable
  to Common Shares                             (1,793,875)    (1,778,300)
                                              -----------    -----------
Per share amount                                    (0.02          (0.03)
                                              ===========    ===========
FULLY DILUTED:
Average shares outstanding
  disregarding dilutive outstanding
  stock options and warrants
  and conversion of debentures
  for each year                                74,066,341     52,121,619

Dilutive stock options and
  warrants, based on the treasury
  stock method using the average
  market price                                  2,456,222      1,768,708

Floating convertible debenture                    827,946      1,500,000
                                              -----------    -----------
Shares outstanding                             77,350,509     55,390,327
                                              ===========    ===========

Net income(loss)                               (1,793,875)    (1,778,300)

Interest on Floating Convertible Debenture,
  net of taxes                                    187,650        151,007

Net income (loss) for fully diluted                    --             --
   calculation                                 (1,606,225)    (1,627,293)
                                              ===========    ===========
Per share amount                                    (0.02)
                                              ===========    ===========